Exhibit 99.1

NORWOOD FINANCIAL CORP

ANNOUNCES CASH DIVIDEND

HONESDALE, PENNSYLVANIA – JUNE 11, 2020

Lewis J. Critelli, President and Chief Executive Officer of Norwood Financial Corp (NASDAQ Global Market - NWFL) and its subsidiary Wayne Bank announced that the Board of Directors declared a $.25 per share cash dividend which is payable August 3, 2020 to shareholders of record as of July 17, 2020. The $.25 per share equals the per share dividend declared in the prior quarter and represents a 4.2% increase over the cash dividend declared in the second quarter of last year.

Mr. Critelli commented, “The Board is extremely pleased to provide our shareholders with this quarterly dividend. It reflects the Company’s financial strength and strong capital position which has contributed to our solid performance.”

Norwood Financial Corp, through its subsidiary, Wayne Bank operates fifteen offices in Northeastern Pennsylvania and twelve offices in Delaware and Sullivan Counties, New York. As of March 31, 2020, Norwood had total assets of $1.2 billion, loans outstanding of $928.6 million, total deposits of $990.2 million and total capital of $142.2 million. The Company’s stock is traded on the Nasdaq Global Market under the symbol “NWFL”.

Forward-Looking Statements.

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and therefore readers should not place undue reliance on any forward-looking statements. Those risks and uncertainties include changes in federal and state laws, changes in the absolute and relative levels of interest rates, the potential adverse impact the COVID-19 pandemic may have on Norwood’s financial condition and results of operations, the ability to control costs and expenses, demand for real estate, costs associated with cybercrime, general economic conditions and the effectiveness of governmental responses thereto. Norwood Financial Corp does not undertake and specifically disclaims any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:	William Lance

Executive Vice President and Chief Financial Officer

NORWOOD FINANCIAL CORP

(570) 253-8505

www.waynebank.com